AMENDMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                                    BETWEEN
                           JNL INVESTORS SERIES TRUST
                                      AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC


     This Amendment is made as of September 28, 2009, between JNL Investors Series Trust, a Massachusetts business trust ("Trust") and Jackson National Asset Management, LLC, a Michigan limited liability company ("Adviser").

     WHEREAS, the Trust and the Adviser are parties to an Investment Advisory and Management Agreement dated November 1, 2005 ("Agreement"), whereby the Adviser agreed to perform certain investment advisory services, on behalf of the investment Funds listed on Schedule A of the Agreement.

     WHEREAS, the Trust and the Adviser are currently in compliance and will remain in compliance with their respective obligations under Rule 38a-1 under the Investment Company Act of 1940, as amended relating to the Trust and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended relating to the Adviser.

     WHEREAS, the parties wish to amend the Advisory Agreement in order to reflect the reduction of Advisory Fees for the Jackson Perspective Total Return Fund and to change the name of the Jackson Perspective Total Return Fund to JNL/PPM America Total Return Fund.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Fund and the Adviser agree as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2009, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2009, attached hereto.

3. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL INVESTORS SERIES TRUST              JACKSON NATIONAL ASSET
MANAGEMENT, LLC

By:    /s/ Susan S. Rhee                By:    /s/ Mark D. Nerud
Name:  Susan S. Rhee                    Name:  Mark D. Nerud
Title: Vice President, Counsel          Title: President
       & Secretary

                                   SCHEDULE A
                                   ----------
                            DATED September 28, 2009
                                    (Funds)

                       JNL/PPM America Total Return Fund
                             JNL Money Market Fund


                                   SCHEDULE B
                                   ----------
                            DATED September 28, 2009


FUND                                   ASSETS                  ADVISORY FEE
----                                   ------                  ------------
                                                   (Annual Rate Based on Average
                                                       Net Assets of each Fund)

JNL/PPM America Total Return Fund    $0 to $1 billion              0.50%
                                     Over $1 billion               0.45%

JNL Money Market Fund                $0 to $750 million            0.20%
                                     Over $750 million             0.18%